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                                                                     Exhibit 2.1
                                                               EXECUTION VERSION









                            STOCK PURCHASE AGREEMENT

                                      AMONG

                         GLOBAL INTERACTIVE GAMING LTD.

                        MULTISPORT GAMES DEVELOPMENT INC.

                                PETER G. SPROGIS

                            ISW ACQUISITION CO., LLC

                                       AND

                       INTERACTIVE SYSTEMS WORLDWIDE INC.
                     (with respect only to certain Sections)

                            Dated as of JULY 30, 2002


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         STOCK PURCHASE AGREEMENT (this "Agreement"), dated as of July 30, 2002, among Global Interactive Gaming Ltd., a corporation organized under the laws of England ("GIG"), MultiSport Games Development Inc., a Delaware corporation ("MultiGames"), Peter G. Sprogis, a citizen and resident of England ("Sprogis," together with MultiGames are collectively referred to as "Sellers" and each is individually referred to as a "Seller"), and ISW Acquisition Co., LLC, a Delaware limited liability company ("Buyer").

                              W I T N E S S E T H:

         WHEREAS, Sellers are the direct owners of a total of 58,900 shares of GIG representing 37.044% of the issued share capital of GIG (the "Shares");

         WHEREAS, upon the terms and conditions herein set forth, Buyer desires to purchase from Sellers, and Sellers desire to sell to Buyer, the Shares;

         WHEREAS, simultaneous with the purchase of the Shares, Buyer is purchasing 100,100 shares of GIG from PiV, representing 62.956% of the issued share capital of GIG;

         WHEREAS, simultaneous with the purchase of the Shares, GIG, PiV and KirchSport are entering into certain agreements.

         NOW, THEREFORE, in consideration of the premises and the mutual covenants, conditions and promises hereinafter set forth, the parties hereby agree as follows:

                                    ARTICLE 1
                                   DEFINITIONS

         Section 1.1. Definitions

         For purposes of this Agreement, the following terms have the meanings set forth below:

         "Affiliate" means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with such other Person. For the purposes of this definition, "control" (including, with correlative meaning, the terms "controlled by" and "under common control with"), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities or by contract or otherwise.

         "Act" means the Securities Act of 1933, as amended, and the rules and regulations of the Securities and Exchange Commission ("SEC") thereunder.

         "Agreement" has the meaning set forth in the preamble.

         "Benefit Plans" has the meaning set forth in Section 4.15(a).

         "Brightform" means Brightform Ltd., a corporation organized under the laws of England and Wales that is a wholly-owned subsidiary of GIG.


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         "Business Day" means a day other than a Saturday, Sunday or other day on which commercial banks in New York City, NY or London, England are authorized or required to close.

         "Buyer" has the meaning set forth in the preamble.

         "Closing" has the meaning set forth in Section 3.1.

         "Closing Date" has the meaning set forth in Section 3.1.

         "Common Stock" has the meaning set forth in Section 4.4.

         "Consents" means all consents and approvals of Governmental Bodies or other third parties necessary to authorize, approve or permit the parties to consummate the Transaction and for GIG or Brightform to hold and use the License after the Closing Date.

         "Consultants" has the meaning set forth in Section 4.15(a).

         "Damages" has the meaning set forth in Section 13.1.

         "Directors" has the meaning set forth in Section 4.15(a)

         "Disclosure Schedule" means the Disclosure Schedules of GIG, Sprogis, MultiGames, or Buyer as the case may be, delivered pursuant to this Agreement and with respect to GIG, for the avoidance of doubt includes the Due Diligence Material and all information and documents available from a search of the public files maintained by the Registrar of Companies in England and Wales in respect of GIG and Brightform, up to and including two Business Days prior to execution of this Agreement, but excluding all financial statements for years ending prior to December 31, 2001.

         "Due Diligence Material" means all material, documents and disclosures made to Buyer or ISW as more particularly described on Exhibit D.

         "Employees" has the meaning set forth in Section 4.15(a).

         "Encumbrances" means any mortgage, lien, pledge, charge, security interest, encumbrances, equities or claims of any kind.

         "Escrow Account" means the account set up pursuant to the Escrow Agreement.

         "Escrow Agent" means Citibank, N.A.

         "Escrow Agreement" means the Escrow Agreement, dated as of March 17, 2000, as heretofore amended, by and among ISW, GIG, GIG, LLC and Citibank, N.A.

         "Escrow Funds" means the aggregate amount of principal and accrued interest in the Escrow Account.



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         "Fort Knox Escrow Agreement" means the Software Escrow Agreement dated as of March 17, 2000 by and among ISW, GIG, GIG, LLC and Fort Knox Escrow Services, Inc.

         "GAAP" means generally accepted accounting principles in the United States, consistently applied.

         "GAAP-UK means generally accepted accounting principles in the United Kingdom consistently applied.

         "GIG" (formerly known as Global Interactive Gaming AG) has the meaning set forth in the preamble.

         "GIG, LLC" means Global Interactive Gaming LLC, a Delaware limited liability company (formerly known as Global Interactive Gaming, Inc.).

         "Governmental Body" means any domestic or foreign national, state, multi-state or municipal or other local government, any subdivision, agency, commission or authority thereof, any court, or any quasi-governmental or private body exercising any regulatory or taxing authority thereunder.

         "Indemnifying Party" has the meaning set forth in Section 13.3.

         "Indemnitee" has the meaning set forth in Section 13.3.

         "Interim 2002 Financial Statements" has the meaning set forth in
Section 4.8(c).

         "IP Escrow Agent" means Fort Knox Escrow Services Inc. or its successor.

         "Intellectual Property" has the meaning set forth in Section 4.23.

         "ISW Acquisition Co., LLC" has the meaning set forth in the preamble.

         "ISW" means Interactive Systems Worldwide Inc., a Delaware corporation.

         "ISW Stock" means ISW Common Stock, par value $.001 per share.

         "KirchSport" means KirchSport Limited, a corporation organized under the laws of England.

         "KirchSport Agreement" means the Agreement by and between GIG and KirchSport dated as of the date hereof, relating to, among other things, certain rental obligations.

         "Knowledge" or "knowledge" means when used with respect to any party, the knowledge, information or belief that the party has or should reasonably have after making full inquiry into the relevant subject matter.

         "Last Accounts" has the meaning set forth in Section 4.8(a).

         "Laws" means statutes, laws, regulations and rules of any Governmental Body.



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         "Leased Property" has the meaning set forth in Section 4.10.

         "Leases" has the meaning set forth in Section 4.10.

         "License" means a license, permit, certificate of authority, waiver, approval, certificate of public convenience and necessity, registration or other authorization consent or clearance to transact an activity or business or to use an asset or process, in each case issued or granted by a Governmental Body.

         "License Agreement(s)" means each of the two agreements dated March 17, 2000, by and between GIG and ISW, and by and between GIG, LLC and ISW.

         "Litigation" means a suit, legal action or arbitration.

         "Material Adverse Effect" means a material adverse effect on the business, assets, results of operations or financial condition of GIG and the Subsidiaries taken as a whole.

         "Nondisclosure Agreement" means that certain Nondisclosure Agreement between GIG, GIG, LLC and ISW dated April 9, 2002.

         "Nuttall Agreement" means the agreement in the form of Exhibit E hereto.

         "Person" means an individual, corporation, partnership, trust, unincorporated organization or other entity, or a Governmental Body.

         "PiV" means Prisma iVentures Ltd., a corporation organized under the laws of England.

         "PiV Agreement" means the agreement dated the date hereof by and between Buyer and PiV relating, among other things, to the sale of the shares of GIG owned by PiV.

         "PiV Shares" means the 100,100 ordinary shares of issued capital of GIG owned of record by PiV representing 62.956% of the issued share capital of GIG, such share capital being split into 89,100 fully paid up ordinary shares and 11,000 partly paid up shares.

         "Preferred Stock" means the Series A Preferred Stock of ISW with the terms more particularly described on Exhibit A hereto.

         "Purchase Price" has the meaning set forth in Section 2.2.

         "Related Agreements" means the PiV Agreement and the KirchSport Agreement.

         "Returns" means any return, report, estimate, declaration, information return and statement of any nature with respect to Taxes, any declaration of estimated Tax or any Tax reports.

         "Sellers" means MultiGames and Sprogis.

         "Shares" has the meaning set forth in the preamble.


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         "Significant Contract" has the meaning set forth in Section 4.14.

         "Sprogis" means Peter G. Sprogis, a citizen of England.

         "Subsidiaries" means GIG, LLC and Brightform Ltd.

         "Tax" or "Taxes" means any United Kingdom or United States or other foreign federal, state or local income, business, occupation, environmental, gross receipts, ad valorem, alternative or add-on minimum tax profits, severance, franchise, license, transfer, sales, use, value added, payroll, employment, withholding, pension plan, property (real or personal), production, excise or similar taxes (including interest, penalties or additions to such taxes and any interest in respect of such penalties or additions).

         "Third Party Claims" has the meaning set forth in Section 13.3.

         "Transaction" means the transaction contemplated by this Agreement and the Related Agreements.

         "Warrant" means the Warrant dated March 17, 2000 to purchase a total of 426,087 shares of ISW Common Stock, par value $.001 per share, at an exercise price of $4.38 per share.

         "Zwaard Agreement" means the agreements in the form of Exhibit F hereto.

         Section 1.2. Other Definitional Provisions

         (a) The words "hereof," "herein" and "hereunder" and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section, Schedule and Exhibit references are to this Agreement unless otherwise specified.

         (b) The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.

         (c) Unless otherwise specified, the word "including" (whether or not accompanied by the phrase "without limitation") means "including without limitation."

                                   ARTICLE 2
                                PURCHASE AND SALE

         Section 2.1. Purchase and Sale

         Subject to the terms and conditions of this Agreement, each of the Sellers agrees to sell, transfer, and deliver to Buyer as beneficial owner and with full title guarantee, and Buyer agrees to purchase and accept from each of the Sellers, at the Closing, good, valid and marketable title to the Shares owned by such Seller, free and clear of any Encumbrances, for the consideration specified in Section 2.2.



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         Section 2.2. Purchase Price

         Subject to the terms and conditions of this Agreement, in consideration of the sale of the Shares, Buyer shall pay and deliver at Closing as the full purchase price for the Shares, 60,000 shares of Preferred Stock (the "Purchase Price") containing the designations and preferences set forth in Exhibit A hereto.

                                    ARTICLE 3
                                     CLOSING

         Section 3.1. Closing

         The closing of the Transaction (the "Closing") will take place at the offices of Friedman Kaplan Seiler & Adelman LLP, 1633 Broadway, New York, NY 10019 at 10:00 a.m. (local time) on the third Business Day immediately following the satisfaction or waiver of the conditions precedent in Articles 10 and 11, or at such other time and place as Buyer and Sellers shall agree in writing (the "Closing Date").

         Section 3.2. Delivery and Payment

         At the Closing, (i) each Seller shall deliver to Buyer the stock certificates representing the Shares owned by such Seller set forth opposite its name on Schedule 3.2 hereto, with duly executed stock transfer forms in blank;
(ii) ISW, GIG and GIG, LLC shall deliver instructions to the Escrow Agent in the form of Exhibit B to release the Escrow Funds by wire transfer of immediately available funds to the bank accounts designated by ISW in such letter of instructions and to terminate the Escrow Account and Escrow Agreement; (iii) Buyer shall deliver to MultiGames a stock certificate evidencing 60,000 shares of Preferred Stock and (iv) ISW, GIG and GIG, LLC shall deliver instructions to the IP Escrow Agent in the form of Exhibit C to release the intellectual property held by the IP Escrow Agent to ISW and terminate the Fort Knox Escrow Agreement. Each Seller covenants and agrees to pay its respective share of the cost of the stock transfer tax stamps to Buyer promptly upon receipt of notice from the Buyer setting forth the amount thereof, which amount shall be determined by UK Inland Revenue Stamp Duty Office.

         Section 3.3. Other Deliveries by Sellers

         In addition to the items required by Section 3.2, at the Closing, Sellers shall deliver, or cause GIG to deliver, to Buyer the following in form and substance satisfactory to Buyer:

         (a) Certificates as to the good standing of GIG, GIG, LLC and Brightform in their respective jurisdictions or states of organization;

         (b) The resignations of all directors from the Boards of Directors and company secretaries of GIG, GIG, LLC and Brightform and the resignation of all managing members and officers of GIG, LLC;

         (c) The officer's certificates of GIG and of each of the Sellers referred to in Section 11.3;



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         (d) Certificates of the Secretary of MultiGames as to (i) the
resolutions of MultiGames with respect to the Agreement and the Transaction and
(ii) the incumbency of the officers of MultiGames executing the Agreement;

         (e) A list of all bank accounts of GIG, GIG, LLC and Brightform and the authorized signatories thereto;

         (f) All minute books, stock transfer records, and corporate seals of GIG, GIG, LLC and Brightform and any predecessor entities including but not limited to Global Interactive Gaming Inc. and Global Interactive Gaming AG which are complete, accurate and up to date;

         (g) preemption waivers and tag-along waivers by all shareholders of GIG;

         (h) resignation of auditors of GIG;

         (i) powers of attorney of each Seller in favor of the Buyer empowering the Buyer to exercise each Seller's rights as a shareholder of GIG pending the stamping and registration of the transfer referred to in Section 3.2;

         (j) agreement terminating any shareholders' agreements among the Sellers and all other shareholders of GIG, GIG, LLC or Brightform;

         (k) the Zwaard Agreement;

         (l) the Nuttall Agreement;

         (m) any other instruments and documents explicitly required by this Agreement to be delivered by the Sellers or GIG at the Closing;

         (n) the Last Accounts described in Section 4.8(a), audited by the firm of HW Fisher; and

         (o) any other instruments and documents reasonably requested by Buyer.

         Section 3.4. Other Deliveries by Buyer

         In addition to the items required by Section 3.2, at the Closing, Buyer shall deliver to Sellers the following:

         (a) Certificate as to the good standing of Buyer in its state of organization;

         (b) The officer's certificate of Buyer referred to in Section 10.3;

         (c) Certificates of the Secretary of Buyer as to (i) the resolutions of Buyer with respect to the Agreement and the Transaction and (ii) the incumbency of the officers of Buyer executing the Agreement and the Related Agreements to which it is a party; and

         (d) Any other instruments and documents explicitly required by this Agreement to be delivered by Buyer at the Closing.



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         Section 3.5. Other Deliveries

         In addition to the items required by Sections 3.2 through 3.4:

         (a) GIG shall deliver to ISW, the Warrant;

         (b) ISW shall issue and deliver to Sprogis a warrant to purchase 42,609 shares of ISW Stock, which warrant shall be in substantially the same form as the Warrant, representing the Warrants assigned to Sprogis;

         (c) ISW shall issue and deliver to MultiGames a warrant to purchase 115,043 shares of ISW Stock, which warrant shall be in substantially the same form as the Warrant, representing the Warrant assigned to MultiGames;

         (d) ISW shall reissue to GIG the Warrant to purchase the remainder of the shares of ISW Stock after taking into account the portion of the Warrant delivered to Sprogis and MultiGames; and

         (e) Buyer shall deliver, or it shall cause ISW to deliver, the deliveries required pursuant to the Nuttall and Zwaard Agreements.

                                   ARTICLE 4
                      REPRESENTATIONS AND WARRANTIES OF GIG

        Except as set forth in the Disclosure Schedule, including without limitation the Due Diligence material listed on Exhibit D, GIG represents and warrants to Buyer that as of the date hereof and with respect to Sections 4.1, 4.2, 4.3, 4.4, 4.5, 4.6(a), 4.6(b), 4.9, 4.10, 4.11, 4.12, 4.13, 4.14, 4.15,
4.16, 4.17, 4.19, 4.21, 4.22 and 4.23 as of the Closing Date.

         Section 4.1. Organization; Authority

         GIG is a corporation duly organized, validly existing and in good standing under the laws of England, with the corporate power and authority to enter into this Agreement and the Related Agreements to which it is a party, own or lease the properties and assets it now owns or holds under lease and to perform its obligations hereunder and thereunder and to carry on its business as presently conducted in the United Kingdom. Except as set forth on the Disclosure Schedule, GIG is duly qualified to do business and is in good standing in all jurisdictions where the nature of the properties owned or leased by it or the activities conducted by it make such qualification necessary, except where the failure to be so qualified and in good standing would not have a Material Adverse Effect. The copies of the Memorandum and Articles of Association of GIG heretofore delivered to Buyer are complete and correct copies of such instruments as presently in effect. All minute books of GIG are up to date, have been maintained, accurately kept and completed and that no material inaccuracies or discrepancies are contained or reflected in them and have been made available to the Buyer.


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         Section 4.2. Authorization; No Breach

         The execution, delivery and performance of this Agreement and the Related Agreements to which it is a party, and the consummation of the Transaction by GIG has been duly authorized by all required corporate action on the part of GIG. This Agreement has been duly executed and delivered by GIG and upon execution and delivery, such Agreement constitutes a valid and binding obligation of GIG, enforceable in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar laws of general applicability relating to or affecting creditors' rights and to general equitable principles. The execution and delivery by GIG of this Agreement and the Related Agreements to which it is a party and the consummation of the Transaction by GIG will not (a) violate any provision of any applicable law, rule or regulation, (b) violate any order, judgment or decree applicable to any GIG or any of the Subsidiaries, (c) conflict with, or result in a breach of or default under any term or condition of the Certificate of Incorporation or By-laws of GIG or any of the Subsidiaries, or (d) violate, conflict with, result in a breach of any provision of, or constitute a default (or an event that, with notice or lapse of time or both, would constitute a default) under, any agreement to which GIG or any of the Subsidiaries is bound or result in the termination or in a right of termination or cancellation of, or accelerate the performance required by, any note, bond, mortgage, indenture, deed of trust, lease, contract or agreement to which GIG or any of the Subsidiaries' properties may be bound or to which it is a party or result in the creation of any Encumbrance upon any of the properties of GIG or any of the Subsidiaries.

         Section 4.3. Organization of Subsidiaries

         Except as set forth on the Disclosure Schedule, each of the Subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, with the corporate power and authority to own or lease the properties and assets it now owns or holds under lease and to carry on its business as currently conducted. The copies of the Memorandum and Articles of Association of Brightform and the Certificate of Incorporation and Certificate of Formation of GIG, LLC heretofore delivered to Buyer are complete and correct copies of such instruments as presently in effect. All minute books of each of the Subsidiaries have been made available to the Buyer.

         Section 4.4. Capitalization

         (a) The authorized capital of GIG consists of 2,000,000 authorized shares of common stock, par value 10 pence per share ("Common Stock"), 159,000 shares of which are issued and outstanding. 89,100 of the Shares and the PiV Shares have been duly authorized and validly issued and are fully paid and nonassessable and 11,000 of the Shares issued to PiV are 80.86% paid up. GIG has no other equity securities of any kind authorized or outstanding, no outstanding securities convertible into or exchangeable for or carrying the right to acquire any equity security of GIG and no outstanding options, warrants or other agreements or commitments under which GIG is obligated to issue any additional equity securities of GIG. There are no agreements pursuant to the terms of which GIG may repurchase or redeem any shares of Common Stock.



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         (b) Other than as set forth on the Disclosure Schedule, the authorized capital stock, as well as the number of shares issued and outstanding of each of the Subsidiaries is set forth on the Disclosure Schedule. All of the issued and outstanding shares of the Subsidiaries have been duly authorized and validly issued and are fully paid and nonassessable. No such Subsidiary has any other equity securities of any kind authorized or outstanding, no outstanding securities convertible into or exchangeable for or carrying the right to acquire any equity security of any such Subsidiary and no outstanding options, warrants or other agreements or commitments under which any such Subsidiary is obligated to issue any additional equity securities of any such subsidiary. No holder of any such shares has any preemptive rights or contractual rights of first refusal. There are no agreements pursuant to the terms of which any such Subsidiary may repurchase or redeem any shares of such capital stock.

         Section 4.5. Share Ownership

         Each of Sprogis, MultiGames and PiV is the record owner of the Shares and/or PiV Shares set forth opposite its name on the Disclosure Schedule. GIG is the record and beneficial owner of good, valid and marketable title to all of the issued and outstanding shares of capital stock of each of the Subsidiaries, free and clear of any Encumbrances.

         Section 4.6. Governmental Consents

         (a) Except as set forth on the Disclosure Schedule, no consent, license, approval, application, waiver, expiration of waiting period or authorization of, or registration or declaration with, any UK Governmental Body is required to be obtained or made by GIG or any of the Subsidiaries in connection with the execution, delivery and performance of this Agreement.

         (b) GIG and the Subsidiaries are the valid holders of all Licenses that are necessary for GIG and/or the Subsidiaries to conduct its business in the manner in which it is currently being conducted. The Disclosure Schedule sets forth an accurate and complete list of all such Licenses and copies of such Licenses have been made available to Buyer. All Licenses listed on the Disclosure Schedule are in full force and effect. GIG, GIG, LLC and Brightform are in compliance in all material respects with all terms and conditions of, and all of their respective obligations under the Licenses, and the laws, rules and regulations applicable to their businesses. There is no pending, nor to the Knowledge of GIG or the Sellers any threatened proceeding, investigation, third party petition, or complaint that questions or contests the validity of, or seeks the revocation, cancellation, rescission, modification, nonrenewal or suspension of, any License, or that seeks the imposition of any condition, administrative sanction, modification or amendment with respect thereto. In the event of any such action, or the filing or issuance of any such order, notice or complaint, or GIG or the Sellers' learning of the threat thereof, GIG or the Seller learning thereof shall promptly notify Buyer of same in writing and shall take all reasonable measures, at GIG's expense, to contest in good faith or seek removal or rescission of such action, order, notice or complaint. All material reports, forms and statements required pursuant to any License to be filed and all fees required to be paid with respect to GIG and the Subsidiaries since the grant of the Licenses have been filed and are complete and accurate and paid, respectively.



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         Section 4.7. Third Party Consents and Approvals

         To the Knowledge of GIG, the execution, delivery and performance of this Agreement, and the consummation of the Transaction by the Sellers, does not require any consent or approval of any third party or a Governmental Body, except such consents and approvals which have been obtained.

         Section 4.8. Financial Matters; Accounts

         (a) The "Last Accounts" (being the consolidated financial statements for the year ended December 31, 2001) were prepared in accordance with the historical cost convention; and the bases and policies of accounting, adopted for the purpose of preparing them, are the same as those adopted in preparing the audited accounts of each of GIG and its Subsidiaries in respect of the three last preceding accounting periods.

         (b) The Last Accounts:

                  (i) give a true and fair view of the assets and liabilities of each of GIG and its subsidiaries at the Last Accounts Date and its profits for the financial period ended on that date;

                  (ii) comply with the requirements of the Companies Acts and other relevant statutes;

                  (iii) comply with the current financial reporting standards applicable to a United Kingdom company;

                  (iv) are not affected by extraordinary, exceptional or non-recurring items except as fully and fairly disclosed in the Last Accounts;

                  (v) properly reflect the financial position of each of GIG and its subsidiaries as at their date;

                  (vi) disclose, to the full extent required by normal accounting standards, all the assets of each of GIG and its subsidiaries as at their date;

                  (vii) fully provide or reserve for all liabilities and capital commitments of each of GIG and its subsidiaries outstanding at the Last Accounts Date, including contingent, unquantified or disputed liabilities;

                  (viii) provide or reserve, in accordance with the principles set out in the notes included in the Last Accounts, for all Taxation liable to be assessed on each of GIG and its subsidiaries, or for which it may be accountable, in respect of the period ended on the Last Accounts Date.

         (c) GIG has also delivered to the Buyer financial statements of GIG for the three-month period ended March 31, 2002 (the "Interim 2002 Financial Statements") and such three-month financial statements fairly present, in all material respects, in accordance with GAAP-UK, the financial position and results of operations of GIG on a consolidated basis as of and for the period ended March 31, 2002, subject to normal year-end adjustments.



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         Section 4.9. Absence of Certain Changes

         Since March 31, 2002 there have been no changes in the condition, business, assets, liabilities or results of operations of GIG on a consolidated basis which individually or in the aggregate have had, or would have, a Material Adverse Effect. Since March 31, 2002, (a) the business of GIG and the Subsidiaries has been operated in the ordinary course of business consistent with past practice, (b) the Subsidiaries have not entered into, or agreed to enter into, any transaction not in the ordinary course of business and (c) GIG on a consolidated basis has not made any changes in its accounting principles or practices.

         Section 4.10. Real Property; Environmental Matters

         (a) Neither GIG nor the Subsidiaries have fee ownership of any real property. The leases (the "Leases") of all real property leased by GIG or the Subsidiaries are all listed on the Disclosure Schedule and ("Leased Property") are in full force and effect, other than those the loss of which would not have a Material Adverse Effect. GIG and the Subsidiaries enjoy peaceful and undisturbed possession under each such Lease and are not in breach or default in any material respect under any of such Leases and no condition exists which with notice or lapse of time or both would constitute a breach or default thereunder and, to the Knowledge of GIG and the Sellers there is no breach or default in any material respect by any other party to any such Lease. True and correct copies of all such Leases and subleases have heretofore been made available to Buyer. There are no consents required for any Lease to be in full force and effect following the sale of the Shares and PiV Shares and consummation of the Transaction. No condemnation, expropriation, eminent domain or similar proceeding is pending or, to the knowledge of GIG or the Sellers, contemplated with respect to any of such Leased Property. Neither GIG nor the Subsidiaries has any contingent liability as former tenant or guarantor in respect of any property lease. To the Knowledge of GIG and the Sellers there are no disputes with or claims by any landlord or licensor of or the occupier of any other property adjacent or near to any property occupied by GIG or any Subsidiary and no notices or complaints have been received by any of them in relation to any property from any other party. Neither GIG nor any Subsidiary is aware of any actually or potentially contaminating substance in any property which they occupy. All necessary consents have been obtained by GIG and the Subsidiaries from landlords, licensors and public bodies for activities carried on and works carried out at all properties which they occupy.

         (b) In particular (but without limitation) GIG and the Subsidiaries have obtained all consents required by law for activities carried out at properties occupied by them which are actually or potentially contaminating or otherwise deleterious to other properties or their occupants or to the environment in general and are unaware of any current or anticipated notices, complaints, claims or proceedings in respect of such properties relating to or arising out of or in connection any such activities or the presence at such properties of any substance which is so actually or potentially contaminating or otherwise deleterious.

         Section 4.11. Compliance with Law

         (a) GIG and the Subsidiaries have been and are presently in compliance with all Laws and each of GIG and the Subsidiaries has conducted and is conducting its business in accordance with all applicable laws and regulations, whether of the United Kingdom or elsewhere except for such noncompliance with any of the foregoing as would not individually or in the aggregate have a Material Adverse Effect.

         (b) None of GIG or the Subsidiaries and none of their respective officers, agents or employees (during the course of their duties in relation to it), has committed, or omitted to do, an act or thing, the commission or omission of which is, or could be, in contravention of an act, order, regulation or the like (whether of the United Kingdom or elsewhere) giving rise to a fine, penalty, default proceeding or other liability on its part.

         (c) None of GIG, GIG LLC and Brightform carry on (or has, at any time when not an authorized person under the Financial Services and Markets Act 2000, carried on) investment business in the United Kingdom within the meaning of that Act.

         (d) Each of GIG, GIG LLC and Brightform has complied with all relevant requirements of the Data Protection Act 1998 and the Data Protection Directive (95/46/EC).

         (e) None of GIG, GIG LLC and Brightform have received a notice or allegation from either the data protection registrar or a data subject alleging non-compliance with the data protection principles or prohibiting the transfer of data to a place outside the United Kingdom.

         (f) No individual has claimed, or to the Knowledge of GIG and the Sellers will have the right to claim, compensation from GIG or any of its Subsidiaries under the Data Protection Act 1998 for loss, or unauthorized disclosure, of data.

         Section 4.12. Tax Matters

         (a) Except as would not have a Material Adverse Effect, (i) all Returns that are required to be filed by or with respect to GIG through the date hereof have been duly filed and when filed were accurate in all material respects; (ii) all Taxes shown to be due on the Returns referred to in clause (i) have been or will be paid in full or are accrued on the most recent balance sheet of GIG delivered to Buyer under this Agreement; (iii) no issues that have been raised in written form by the relevant taxing authority in connection with the examination of any of the Returns referred to in clause (i) are currently pending; (iv) no waivers of statutes of limitation have been given by or requested with respect to any Taxes of GIG; and (v) there are no Encumbrances with respect to Taxes, other than Encumbrances for Taxes not yet due and payable.

         (b) No Tax (other than stamp duty) is required to be withheld pursuant to the laws of England as a result of the transfer of Shares contemplated by this Agreement.

         Section 4.13. Litigation

         (a) There is no Litigation pending or, to the knowledge of GIG or the Sellers, threatened against GIG or the Subsidiaries which would impair the ability of the Sellers, GIG or the Subsidiaries to consummate the Transaction or to conduct the business of GIG or the Subsidiaries as presently conducted or contemplated to be conducted within the United Kingdom.

         (b) There is no Litigation pending or, to the knowledge of the GIG or the Sellers, threatened against the Subsidiaries which Litigation, if adversely determined, would have a Material Adverse Effect.

         Section 4.14. Contracts

         As of the date hereof, the Disclosure Schedule sets forth all commitments or agreements to be performed by GIG or the Subsidiaries after the Closing Date pursuant to which any of the Subsidiaries is obligated to expend or has any right to receive more than (pound)35,000 in any calendar year without penalty (collectively, the "Significant Contracts"). GIG and each of the Subsidiaries has complied in all material respects with the provisions of all the Significant Contracts to which it is a party and is not in default thereunder; no other party to a Significant Contract is in default thereunder; and there are no events or conditions currently existing that are reasonably likely to lead to a default. True, correct and complete copies of all Significant Contracts have heretofore been made available by GIG to Buyer.

         Section 4.15. Employees and Employee Benefits

         (a) The Disclosure Schedule contains a list of all employees of GIG and each Subsidiary (the "Employees") which list sets forth the Employee's start date, current base compensation, guaranteed bonus, if any, and any promises or commitment relating to bonus, incentive compensation, severance, redundancy pay or other payments and notice periods. The Disclosure Schedule also contains a complete and accurate list of all existing bonus, incentive, deferred compensation, pension, retirement, profit-sharing, thrift, savings, employee stock ownership, stock bonus, stock purchase, restricted stock, stock option, severance, welfare and fringe benefit plans, employment or severance agreements and all similar practices, policies and arrangements in which any Employee or former employee, consultant or former consultant (the "Consultants") or director or former director (the "Directors") of GIG and each of the Subsidiaries participates or to which any such Employees, Consultants or Directors are a party (the "Benefit Plans"); provided, however, that contracts with former consultants need not be listed if neither GIG nor the former consultant has any material continuing obligations thereunder and no claims have been asserted by either party thereunder. Except as set forth on the Disclosure Schedule, there are no Benefit Plans maintained or sponsored by GIG or the Subsidiaries. Neither GIG or any of the Subsidiaries has any commitment to create any additional material Benefit Plan or to modify or change any existing Benefit Plan in any material respect. True and complete copies of all existing Benefit Plans and Pension Plans of GIG and the Subsidiaries have been made available to Buyer.

         (b) All contributions required to be made under the terms of any Benefit Plan and Pension Plans have been timely made.

         (c) Neither GIG nor any of the Subsidiaries have any obligations for retiree health and life benefits under any Benefit Plan. There has been no communication to Employees by GIG or any Subsidiary that would reasonably be expected to promise or guarantee such Employees retiree health or life insurance or other retiree death benefits on a permanent basis.

         (d) All Benefit Plans and Pension Plans covering Employees located outside of England comply in all material respects with applicable local law. Neither GIG nor any of the Subsidiaries has any material unfunded liabilities with respect to any Pension Plan which covers foreign Employees.

         (e) The consummation of the Transaction by GIG will not (a) entitle any Employee, Consultant or Director of GIG or any Subsidiary to severance pay, unemployment compensation or any other payment, or (b) accelerate the time of payment or vesting, or increase the amount of compensation due any such Employee, Consultant or Director. Neither GIG nor any Subsidiary has taken any action to entitle, and GIG nor any Subsidiary owes, any Employee or officer of GIG or any Subsidiary any severance pay or other compensation that has not been paid.

         (f) There are no agreements or arrangements in force between GIG or any or its Subsidiaries and any trade union.

         (g) No contract of service exists between GIG and/or its Subsidiaries and a director or Employee in relation to which the requirements of UK Companies Act 1985 s319 have not been fulfilled.

         (h) No Employees of GIG and/or its Subsidiaries have brought, asserted, or, to the Knowledge of GIG and the Sellers, threatened to bring, or assert any dispute, claim or cause of action against GIG or its Subsidiaries nor have any such Employees brought, asserted, or, to the Knowledge of GIG and the Sellers, threatened to bring, or assert any proceedings in an Employment Tribunal, court or otherwise, nor are there to the Knowledge of GIG and the Sellers, any circumstances in existence likely to give rise to any such dispute, claim or cause of action.

         (i) No Employees of GIG and/or its Subsidiaries work in excess of the maximum weekly working limit as specified in the Working Time Regulations 1998 ("the Regulations"). All of GIG and its Subsidiaries have maintained such records as are required by the Regulations including copies of all opt-out agreements signed by Employees pursuant to regulation 5(1) of the Regulations.

         (j) No Employees of GIG and/or its Subsidiaries receive an hourly rate of remuneration less than that specified in the National Minimum Wage Act 1998.

         (k) There are no schemes agreements or arrangements in effect entitling an Employee of GIG and/or its Subsidiaries to a commission or remuneration calculated by reference to the whole or part of the turnover, profits or sales of GIG and/or its Subsidiaries.

         (l) None of GIG and its Subsidiaries have registered a profit-related pay scheme under the provisions of ICTA Part V Chapter III.

         (m) During the period to which the Last Accounts relate and since the Last Accounts Date or (where employment or holding of office commenced after the beginning of the period) since the commencing date of the employment or holding of office:

                  (i) no change has been made in the rate of remuneration, emoluments or pension benefits, of an officer, ex--officer or senior executive of GIG and its Subsidiaries (a senior executive being a person in receipt of remuneration in excess of (pound)5,000 per annum); and

                  (ii) no change has been made in any other terms of employment of an officer or senior executive.

         (n) None of GIG and its Subsidiaries is obliged or accustomed to pay anything other than in respect of remuneration or pension benefits, to or for the benefit of an officer or Employee of GIG and its Subsidiaries, or their associates.

         (o) No negotiations for an increase in the remuneration or benefits of an officer or Employee of GIG and/or its Subsidiaries are currently pending.

         (p) None of GIG and its Subsidiaries has made any offer to employ any person which has yet to be accepted or rejected.

         (q) Except as set forth in the Disclosure Schedule, all contracts of service to which GIG and its Subsidiaries is a party are determinable at any time on three months' notice or less without contractual compensation (other than compensation in accordance with the Employment Rights Act 1996).

         (r) No executive of GIG and/or its Subsidiaries, who is in receipt of remuneration in excess of (pound)15,000 per annum, and no officer of GIG and/or its Subsidiaries has given or received notice terminating his employment, except as expressly contemplated in this Agreement, or will be entitled to give notice as a result of this Agreement.

         (s) None of GIG and/or its Subsidiaries or their Employees is involved in an industrial dispute, claim or cause of action, and there are no facts known, or which would on reasonable enquiry be known, to GIG and/or its Subsidiaries or its directors or to Sellers which might suggest that there may be an industrial dispute involving GIG and/or its Subsidiaries or that this Agreement may lead to an industrial dispute.

         (t) None of GIG and its Subsidiaries have entered into a recognition agreement with a trade union nor has it done anything which might be construed as recognition.

         (u) No Employee will become redundant and be entitled to a redundancy payment solely as a result of the execution of this Agreement or the Closing of the Transaction.

         (v) Other than the pension scheme referred to in the Disclosure Schedule ("the Scheme") none of GIG and its Subsidiaries is under any obligation, or is a party to an ex-gratia arrangement, to pay pensions, gratuities, superannuation allowances or the like, or otherwise to provide "relevant benefits" within the meaning of UK Income and Corporation Taxes Act of 1988 s612(1), to or for any of its past or present officers or employees or their dependants; and there are no retirement benefits, or pension or death benefits, or similar schemes or arrangements in relation to, or binding on, GIG and its Subsidiaries or to which GIG and its Subsidiaries contributes.

         (w) To the Knowledge of GIG and the Sellers no Employee has suffered personal injury during the course of his employment with any of GIG or its Subsidiaries.

         Section 4.16. Insurance

         The Disclosure Schedule contains a list and brief description of all insurance policies held by GIG or any of the Subsidiaries. GIG has made available to the Buyer true and complete copies of all insurance policies relating to the business or assets of the Subsidiaries, such policies remain in full force and effect and no notice of cancellation or termination has been received with respect to any such policy.

         Section 4.17. Undisclosed Liabilities

         GIG and the Subsidiaries on a consolidated basis have no liabilities or obligations (other than liabilities or obligations arising from contracts disclosed to Buyer, that were previously entered into by GIG in the ordinary course of business), except to the extent such liabilities or obligations (a) are fully reflected as liabilities or reserved for on the balance sheet contained in the Last Accounts or the Interim 2002 Financial Statements, (b) have been incurred in the ordinary course of business by GIG or the Subsidiaries since March 31, 2002, (c) are disclosed in any Schedule hereto, or (d) arise out of facts or events that are within the scope of the subject matter of any other representation or warranty contained in this Article 4 and would have required disclosure but for the knowledge, time or materiality limitation contained in the relevant representation or warranty.

         Section 4.18. Books and Records

         GIG has made and will make available for inspection by Buyer the books of account relating to the business of GIG and of the Subsidiaries. The books of account of the GIG and of each of the other Subsidiaries reflect on a consolidated basis the transactions and other matters required to be set forth under GAAP or GAAP-UK, as appropriate. Unaudited financial information is subject to audit and year end adjustments.

         Section 4.19. Customers and Suppliers

         Except as set forth on the Disclosure Schedule, no material supplier or customer of GIG or any of the Subsidiaries has canceled or otherwise terminated, or to the knowledge of GIG or the Sellers, made any threat to any of the Subsidiaries or to any of their Affiliates to cancel or otherwise terminate, for any reason, including the consummation of the Transaction, its relationship with GIG or any of such Subsidiaries.

         Section 4.20. Related Party Transactions

         Except as set forth on the Disclosure Schedule, all transactions between GIG and/or any of the Subsidiaries, Sprogis, MultiGames, and PiV or any Affiliate of PiV reflected in the Last Accounts or the Interim 2002 Financial Statements or entered into since March 31, 2002 were entered into in the ordinary course of business consistent with past practice.

         Section 4.21. Brokers and Intermediaries

         None of GIG, any of the Subsidiaries, any Seller or PiV have employed any broker, finder, consultant or intermediary in connection with the Transaction that would be entitled to a broker's, finder's or similar fee or commission from GIG or any of the Subsidiaries in connection therewith.

         Section 4.22. Information Disclosed to Buyer Correct

         All information set forth on the Disclosure Schedule by or on behalf of any of the Sellers to the Buyer or its accountants or attorneys relating to the business, activities, affairs, or assets or liabilities of GIG, GIG LLC and Brightform was, when given, and remains, true, complete and accurate. For the avoidance of doubt the foregoing does not in any way validate or confirm the accuracy or otherwise of any forward looking predictions, business plans, assumptions on the likely success, subscriber utilization, product roll out, distribution partners, or other factors of the GIG business ("Predictions"). The parties acknowledge that such Predictions involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of GIG to be materially different from any future results, performance, or achievements, expressed or implied, by such Predictions, and the Seller is not making any representation or warranty in respect of these nor is it making any disclosure as a result.

         Section 4.23. Intellectual Property

         (a) Other than with (i) respect to software programs that are commercially available on a general basis, (ii) the software owned by ISW that is the subject of the License Agreement and (iii) except as set forth on the Disclosure Schedule, GIG and the Subsidiaries own free and clear of any Encumbrances, all right title and interest in and to, or license or otherwise possess legally enforceable rights to use, without any obligation to make any fixed or contingent payments, including any royalty payments, the Intellectual Property developed by Smart 421 or GIG's Employees or consultants (the "GIG Intellectual Property"). For purposes of this Agreement, the term "Intellectual Property" means (i) patents, trademarks, service marks, trade names, domain names, copyrights, trade dress, designs and trade secrets, (ii) any applications for and registrations of such patents, trademarks, service marks, trade names, domain names, copyrights, trade dress and designs, (iii) processes, formulae, methods, schematics, technology, know-how, referral sources, computer software programs and applications and (iv) other tangible or intangible proprietary information and material.

         (b) The execution and delivery of this Agreement and the Related Agreements and the consummation of the Transaction will not result in the breach of, or create on behalf of any third party the right to terminate or modify, any material license, sublicense or other agreement relating to any GIG Intellectual Property other than any software programs that are commercially available on a general basis, including software that is used in the manufacture of, incorporated in, or forms a part of any product or service sold by or expected to be sold by GIG or any of its Subsidiaries.

         (c) All material patents and registrations for registered trademarks, service marks, trade dress, domain names and copyrights which are owned by GIG and its Subsidiaries are valid and subsisting. To the knowledge of GIG and its Subsidiaries, no other person or entity is infringing, violating or misappropriating, or otherwise challenging (as applicable) in any material respect, any of GIG's Intellectual Property.

         (d) To the knowledge of GIG, none of the (i) services or products previously or currently provided or sold by GIG and its Subsidiaries or (ii) business or activities previously or currently conducted by GIG and its Subsidiaries infringes, violates or constitutes a misappropriation of, as applicable, in any material respect, any Intellectual Property of any third party. Neither GIG nor any of its Subsidiaries has received any complaint, claim or notice alleging any such infringement, violation or misappropriation.

         (e) GIG and the Subsidiaries have taken reasonable measures and precautions to protect and maintain the confidentiality, secrecy and value of all GIG Intellectual Property. To the knowledge of GIG, no current or former employee, officer, director, shareholder, consultant or independent contractor has any right, claim or interest in or with respect to any GIG Intellectual Property.

         (f) To the knowledge of GIG, the business of GIG and its Subsidiaries (and of any licensee under a license granted by a Group) does not, and is not likely to, infringe an Intellectual Property Right of another person.

         (g) None of GIG or its Subsidiaries have committed a material breach of the licenses of Intellectual Property Rights that are material to the conduct of its business in the UK.

         (h) None of GIG or its Subsidiaries have a liability to pay compensation under the Patents Act 1977, ss40 and 41.

         (i) None of GIG or its Subsidiaries have (otherwise than in the ordinary and normal course of business) disclosed, or permitted to be disclosed, or undertaken or arranged to disclose, to a person other than the Buyer any of its know-how, technical information, trade secrets, confidential information, price lists or lists of customers or suppliers.

         (j) Nothing has been done or omitted by GIG or its Subsidiaries which would enable a licensee under a license granted by GIG or its Subsidiaries to terminate it, or which constitutes a breach of its terms.

                                   ARTICLE 5
                  REPRESENTATIONS AND WARRANTIES OF MULTIGAMES

         MultiGames represents and warrants to the Buyer that, except as disclosed in its Disclosure Schedule:

         Section 5.1. Organization of MultiGames; Authority

         MultiGames is a corporation duly organized, validly existing and in good standing under the laws of Delaware, with the corporate power and authority to enter into this Agreement and to perform its obligations hereunder.

         Section 5.2. Authorization; No Breach

         The execution, delivery and performance of this Agreement and the consummation of the Transaction have been duly authorized by all required corporate action on the part of MultiGames. This Agreement has been duly executed and delivered by MultiGames and constitutes a legal, valid and binding obligation of MultiGames, enforceable against MultiGames in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar laws of general applicability relating to or affecting creditors rights and to general equitable principles. The execution and delivery by MultiGames of this Agreement and the consummation of the Transaction will not (a) violate any provision of any applicable law, rule or regulation, (b) violate any order, judgment or decree applicable to MultiGames,
(c) conflict with, or result in a breach of or default under any term or condition of the Certificate of Incorporation or By-laws of MultiGames or (d) violate, conflict with, result in a breach of any provision of, or constitute a default (or an event that, with notice or lapse of time or both, would constitute a default) under, or result in the termination or in a right of termination or cancellation of, or accelerate the performance required by, any note, bond, mortgage, indenture, deed of trust, lease, contract or agreement to which MultiGames or any of its properties may be bound or to which it is a party or result in the creation of any Encumbrance upon any of the properties of GIG or any of its Subsidiaries.

         Section 5.3. Share Ownership

         MultiGames is the record and beneficial owner of good, valid and marketable title to the Shares set forth opposite its name on the Disclosure Schedule and it owns such Shares free and clear of any Encumbrances. At the Closing, it will transfer to Buyer good, valid and marketable title to such Shares, free and clear of any Encumbrances.

         Section 5.4. Governmental Consents

         No consent, license, approval, waiver, application, expiration of waiting period or authorization of, or registration or declaration with, any Governmental Body is required to be obtained or made by MultiGames in connection with the execution, delivery and performance by MultiGames of this Agreement.

         Section 5.5. Third Party Consents and Approvals

         The execution, delivery and performance of this Agreement by MultiGames, and the consummation of the Transaction by MultiGames, do not require the consent or approval of any third party other than a Governmental Body.

         Section 5.6. Litigation

         There is no Litigation pending against MultiGames or, to the knowledge of MultiGames, threatened against MultiGames which would impair the ability of MultiGames to consummate the Transaction.

         Section 5.7. Brokers and Intermediaries

         MultiGames has not employed any broker, finder, consultant or intermediary in connection with this Agreement or the Transaction that would be entitled to a broker's, finder's or similar fee or commission in connection therewith.

                                   ARTICLE 6
                    REPRESENTATIONS AND WARRANTIES OF SPROGIS

         Sprogis represents and warrants to the Buyer that, except as disclosed in its Disclosure Schedule:

         Section 6.1. Authorization; No Breach

         This Agreement has been duly executed and delivered by Sprogis and constitutes a legal, valid and binding obligation of Sprogis, enforceable against Sprogis in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar laws of general applicability relating to or affecting creditors rights and to general equitable principles. The execution and delivery by Sprogis of this Agreement and the consummation of the Transaction will not (a) violate any provision of any applicable law, rule or regulation, (b) violate any order, judgment or decree applicable to Sprogis, or (c) violate, conflict with, result in a breach of any provision of, or constitute a default (or an event that, with notice or lapse of time or both, would constitute a default) under, or result in the termination or in a right of termination or cancellation of, or accelerate the performance required by, any note, bond, mortgage, indenture, deed of trust, lease, contract or agreement to which Sprogis may be bound or to which Sprogis is a party or result in the creation of any Encumbrance upon any of the properties of GIG or any of its Subsidiaries.

         Section 6.2. Share Ownership

         Sprogis is the record and beneficial owner of good, valid and marketable title to the Shares set forth opposite his name on the Disclosure Schedule and he owns such Shares free and clear of any Encumbrances. At the Closing, he will transfer to Buyer good, valid and marketable title to such Shares, free and clear of any Encumbrances.

         Section 6.3. Governmental Consents

         No consent, license, approval, waiver, application, expiration of waiting period or authorization of, or registration or declaration with, any Governmental Body is required to be obtained or made by Sprogis in connection with the execution, delivery and performance by Sprogis of this Agreement.

         Section 6.4. Third Party Consents and Approvals

         The execution, delivery and performance of this Agreement by Sprogis, and the consummation of the Transaction by Sprogis, do not require the consent or approval of any third party other than a Governmental Body.

         Section 6.5. Litigation

         There is no Litigation pending against Sprogis or, to the knowledge of Sprogis, threatened against Sprogis which would impair the ability of Sprogis to consummate the Transaction.

         Section 6.6. Brokers and Intermediaries

         Sprogis has not employed any broker, finder, consultant or intermediary in connection with the Transaction that would be entitled to a broker's, finder's or similar fee or commission in connection therewith.

         Section 6.7. Knowledge

         Except as set forth in the Disclosure Schedule, to the Knowledge of Sprogis, none of the representations or warranties made by GIG in this Agreement are inaccurate in any material respect.

                                   ARTICLE 7
                      INVESTMENT REPRESENTATIONS OF SELLERS

         Each of the Sellers hereby represents and warrants to the Buyer and ISW as follows:

         Section 7.1. Investment Representations; Restriction on Transfer

         The assignment of the Warrants to each Seller and the offer and sale of the shares of Preferred Stock to MultiGames is made in reliance upon such Seller's representation to Buyer and ISW, which by such Seller's execution of this Agreement such Seller hereby confirms, that the Warrants and shares of Preferred Stock to be received by such Seller will be acquired for investment, for such Seller's own account, not as a nominee or agent, and not with a view to the resale or distribution of any part thereof (other than pursuant to an offering registered under the Act, and that such Seller has no present intention of selling, granting any participation in, or otherwise distributing the same (other than pursuant to an offering registered under the Act). By executing this Agreement, each Seller further represents that such Seller does not have any contract, undertaking, agreement or arrangement with any person to sell, transfer or grant participation to such person or to any third person, with respect to any of the Warrants and shares of Preferred Stock. Each Seller represents that it has full power and authority to enter into this Agreement and that such Seller is an "Accredited Investor" as that term is defined in Regulation D promulgated under the Act. As used in this Article 7, the term "Warrant" includes the warrant to be assigned to each of the Sellers by GIG.

         Section 7.2. Disclosure of Information

         Each Seller has received all the information it considers necessary or appropriate for deciding whether to accept an assignment of the Warrants and/or to purchase the shares of Preferred Stock. Each Seller further represents that it and its representatives have had an opportunity to ask questions and receive answers from ISW regarding the terms and conditions of the assignment of the Warrants and sale of the shares of Preferred Stock and that any questions raised by it or its representatives have been answered to the satisfaction of it and its representatives. Each Seller's decision to accept an assignment of the Warrants or to acquire the shares of Preferred Stock is based upon its own evaluation of the risks and merits of the purchase and ISW's business activities.

         Section 7.3. Investment Experience

         Each Seller is an investor in securities of companies in the early stage of development and acknowledges that it is able to fend for itself, can bear the economic risk of its investment and has such knowledge and experience in financial or business matters that it is capable of evaluating the merits and risks of the investment in the Warrants and shares of Preferred Stock. MultiGames also represents it has not been organized for the purpose of acquiring the Warrants and shares of Preferred Stock.

         Section 7.4. Restricted Securities

         Each Seller understands that the Warrants and shares of Preferred Stock it is purchasing are characterized as "restricted securities" under the U.S. federal securities laws because they are being acquired from the ISW in a transaction not involving a public offering and that under such laws and applicable regulations such securities may be resold without registration under the Act, only in certain limited circumstances. In this connection, each Seller represents that it is familiar with SEC Rule 144, as presently in effect, and understands the resale limitations imposed thereby and by the Act. In addition, each Seller recognizes that the Warrants are non-transferable and MultiGames recognizes that the shares of Preferred Stock are not transferable and will have no economic value unless the ISW Stock trades at a price in excess of $15 per share and that under certain circumstances ISW may call the shares of Preferred Stock.

         Section 7.5. Further Limitations on Disposition

         Without in any way limiting the representations set forth above, each Seller further agrees not to make any disposition of all or any portion of the Warrants or shares of Preferred Stock unless and until there is then in effect a registration statement under the Act covering such proposed disposition and such disposition is made in accordance with such registration statement, and that ISW has no obligation to file any such registration statement.

         Section 7.6. Knowledge of Risks

         Each Seller recognizes and appreciates all risk factors relating to the purchase of the Warrants and shares of Preferred Stock including those set forth in ISW's annual report on Form 10-KSB for the fiscal year ended September 30, 2001 and Forms 10-QSB for the quarters ended December 31, 2001 and March 31, 2002, copies of which have been made available to MultiGames, as well as all of the risks associated with the business of GIG.

         Section 7.7. Disclaimer

         Sellers are not relying on any information or materials provided by or on behalf of the GIG, Buyer or ISW or any of their Affiliates, in determining to execute and deliver this Agreement and to consummate the Transaction or acquire the Warrants or shares of Preferred Stock.

                                   ARTICLE 8
                     REPRESENTATIONS AND WARRANTIES OF BUYER

         Buyer represents and warrants to the Sellers that except as disclosed in Buyer's Disclosure Schedule:

         Section 8.1. Organization of Buyer; Authority

         Buyer is a limited liability company duly organized, validly existing and in good standing under the laws of the state of Delaware, with the power and authority to enter into this Agreement and to perform its obligations hereunder and thereunder.

         Section 8.2. Authorization; No Breach

         The execution, delivery and performance of this Agreement and the consummation of the Transaction have been duly authorized by all requisite corporate action on the part of Buyer. This Agreement has been duly executed and delivered by Buyer, and upon execution and delivery the Agreement constitutes a valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditor's rights and to general equitable principles. The execution and delivery by Buyer of this Agreement will not, (a) violate any provision of any applicable law, rule or regulation, (b) violate any order, judgment or decree applicable to Buyer, (c) conflict with, or result in a breach of or default under, any term or condition of the certificate of incorporation of Buyer or (d) violate, conflict with, result in a breach of any provision of, or constitute a default (or an event that, with notice or lapse of time or both, would constitute a default) under, or result in the termination or in a right of termination or cancellation of, or accelerate the performance required by, any note, bond, mortgage, indenture, deed of trust, lease, contract or agreement to which Buyer or any of its properties may be bound or to which it is a party or result in the creation of any Encumbrance upon any of the properties of Buyer.

         Section 8.3. Governmental Consents

         Except as provided on Schedule 8.3, no consent, license, approval, waiver, expiration of waiting period or authorization of, or registration or declaration with, any Governmental Body is required to be obtained or made by Buyer in connection with the execution, delivery and performance of this Agreement, and the consummation of the Transaction.

         Section 8.4. Third Party Consents and Approvals

         The execution, delivery and performance of this Agreement, and the consummation of the Transaction by Buyer, does not require the consent or approval of any third party, except such consents and approvals which have been obtained.

         Section 8.5. Litigation

         There is no Litigation pending or, to the knowledge of Buyer, threatened against Buyer which would materially impair the ability of the Buyer to consummate the Transaction.

         Section 8.6. Acquisition of Shares

         The Shares are being acquired by Buyer for its own account solely for the purpose of investment without the view to, or for sale in connection with, any distribution thereof in violation of federal or state securities laws and with no present intention of distributing or reselling any part thereof. Buyer will not so distribute or resell any Shares in violation of any such law.

         Section 8.7. Brokers and Intermediaries

         Buyer has not employed any broker, finder, advisor or intermediary in connection with the Transaction which would be entitled to a broker's, finder's or similar fee or commission in connection therewith or upon the consummation thereof.

         Section 8.8. Securities Filings

         All reports and other filings made by ISW with the SEC since October 1, 2001 were, at the time made, accurate in all material respects.

                                   ARTICLE 9
                          CERTAIN PRE-CLOSING COVENANTS
                          AND AGREEMENTS OF THE PARTIES

         Section 9.1. Access and Information

         (a) Between the date of this Agreement and the Closing Date, GIG shall, and shall cause the Subsidiaries to, (i) give Buyer and its authorized representatives full and complete access during normal business hours to all properties, personnel, facilities and offices of GIG and the Subsidiaries and to the books and records of GIG and the Subsidiaries (and permit Buyer to make copies thereof), (ii) permit Buyer to make inspections thereof, (iii) cause the officers and employees of GIG and the Subsidiaries to furnish Buyer with such financial information and operating data and other information with respect to the business and properties of GIG and the Subsidiaries, and to discuss with Buyer and its authorized representatives the affairs of GIG and the Subsidiaries, all as Buyer may from time to time reasonably request for the purposes of this Agreement during normal business hours, (iv) permit representatives of Buyer or ISW to participate in all discussions and negotiations of agreements with customers or potential customers of GIG, (v) keep Buyer fully informed of the status of all negotiations relating to Significant Contracts with GIG's vendors, including but not limited to the settlement of any amounts claimed to be due and owing, (vi) not settle or compromise any claim from a supplier to GIG in which the amount claimed to be owed by GIG is in excess of (pound)100,000, without the prior written consent of Buyer and (vii) not enter into any new contract or binding letters of intent or like document or modify any existing contract, with any customer or potential customer of GIG's products or services, without the prior written consent of Buyer. Notwithstanding the foregoing, Buyer acknowledges that with respect to any confidential information, any disclosure to be made to Buyer shall be subject to the terms of the Nondisclosure Agreement.

         Section 9.2. Conduct of the Business

         Except as expressly permitted by this Agreement, between the date of this Agreement and the Closing Date, GIG shall and it shall cause each of the Subsidiaries to conduct business only in the ordinary course and consistent with past practice, and use all its reasonable efforts to preserve intact its present business organization, maintain its properties in good operating condition and repair, keep available the services of its present officers and employees (except where mutually agreed by GIG and Buyer or ISW in writing) and preserve in all material respects its present business relationships and goodwill. In addition, except as otherwise expressly provided in this Agreement or as consented to by Buyer, between the date of this Agreement and the Closing Date, GIG shall not, and GIG shall not permit any of the Subsidiaries to:

         (a) amend its Certificate of Incorporation or Memorandum or Articles of Association or By-laws;

         (b) purchase, redeem, issue, sell or otherwise acquire or dispose of, either directly or indirectly, any of the Shares, or reclassify, split or otherwise change any of the Shares or grant or enter into any options, warrants, puts or calls or other rights to purchase, sell or convert any obligation into any of the Shares;

         (c) (i) make or grant any increase in the compensation (whether salary, commission, bonus, benefits (retirement, severance or other) or other direct or indirect remuneration) of Employees, Consultants or Directors or enter into any contract or other binding commitment in respect of any such increase, or (ii) amend, adopt or terminate any pension plan or health and welfare plan covering Employees, or (iii) enter into any negotiations in respect of any collective bargaining agreement covering Employees;

         (d) sell, assign, transfer, pledge, encumber or otherwise dispose of or agree to sell, assign, transfer, pledge, encumber or otherwise dispose of any of its assets or properties in excess of (pound)20,000 in the aggregate or otherwise material to the business or any other material right;

         (e) enter into any contract, or any amendment, supplement or waiver in respect of any contract which contract has a value in excess of(pound)20,000;

         (f) agree to pay any legal, accounting, brokerage, taxes or other expenses in connection with this Agreement or the Transaction except any such expenses or obligations to be paid in full prior to the Closing Date;

         (g) cancel or compromise any debt or claim, or waive or release any material right, other than adjustments in the ordinary course of business for goods and services sold and received which, in the aggregate, are not material;

         (h) make any capital expenditures or capital additions or improvements in excess of an aggregate of(pound)20,000;

         (i) enter into any transaction that would have a Material Adverse Effect on Buyer's ability to conduct the business of GIG and/or any of the Subsidiaries as currently conducted or as proposed to be conducted;

         (j) amend, cancel, extend, replace, renew (except upon the expiration of the terms thereof) or terminate any Leases;

         (k) engage in the conduct of any business except the business of GIG or any of the Subsidiaries as currently operated within the United Kingdom or currently contemplated within the United Kingdom;

         (l) adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of any kind of GIG or any of the Subsidiaries;

         (m) make any acquisition of another company or business by means of a merger, consolidation or other comparable transaction; or

         (n) agree or otherwise commit, whether in writing or otherwise, to do, or not take any action or omit to take any action that would result in any of the foregoing.

         Section 9.3. Insurance

         GIG shall, and it shall cause the Subsidiaries to keep in effect until the Closing all policies of insurance in effect as of the date hereof maintained by GIG or any of the Subsidiaries insuring the assets, properties, business or operations of the Subsidiaries.

         Section 9.4. Announcements

         Between the date of this Agreement and the Closing Date, except to the extent required by applicable law rule or regulation, Buyer, GIG and the Sellers shall not, and none of them shall permit any Affiliate to, issue any press release or public announcement of any kind concerning, or otherwise publicly disclose, the Transaction without the consent of the other; and in the event any such public announcement, release or disclosure is required by law, the parties will use commercially reasonable efforts to consult prior to the making thereof and use their reasonable best efforts to agree upon a mutually satisfactory text.

         Section 9.5. Further Actions

         (a) The Sellers and Buyer agree to use all commercially reasonable efforts to take all actions and to do all things necessary, proper or advisable to consummate the Transaction, including, without limitation, to obtain or cause to be obtained all consents of third parties, if any, necessary to be obtained by any of them in order to consummate the Transaction or to have GIG continue to get the benefit of any agreement to which GIG is a party, as directed by Buyer.

         (b) As promptly as practicable, GIG, Buyer and the Sellers shall file with any Governmental Authority that may be required, if any, in connection with this Agreement and the Transaction. Buyer and Sellers shall coordinate and cooperate with each other in exchanging such information and providing such reasonable assistance as the other may require to comply with the requirements of any Governmental Authority.

         (c) Between the date of this Agreement and the Closing Date, GIG shall cause the Subsidiaries to use their commercially reasonable best efforts to maintain (and to the extent not currently enjoyed by them, obtain) all licenses, permits, registrations, consents, approvals or authorizations necessary to conduct their respective businesses in the manner in which they are currently operated or proposed to be operated.

         Section 9.6. Expenses

         All costs and expenses incurred in connection with this Agreement and the Transaction (including fees and disbursements of financial advisors, accountants and attorneys and any brokers or finders), shall be paid (a) by each Seller, if such costs or expenses are incurred by or on behalf of such Seller,
(b) by Buyer, if such costs or expenses are incurred by or on behalf of Buyer, and (c) with respect to all sales, filing, recordation, transfer and similar taxes arising from or associated with the sale and transfer of the Shares ("Transfer Taxes"), in the manner provided in Section 15.14.

         Section 9.7. Confidentiality

         Each of the Sellers agrees that following the Closing Date it and its Affiliates shall and shall cause its respective officers and directors and shall use reasonable efforts to cause all its other employees, auditors, attorneys, consultants, advisers and agents to, hold in strict confidence, unless compelled to disclose by judicial or administrative process or by other requirements of law and after prior written notice to Buyer, all confidential information of GIG or the Subsidiaries in its respective possession and will not release or disclose such confidential information of GIG or the Subsidiaries in its respective possession to any other Person, except to its auditors, attorneys, financial advisors and other consultants, agents and advisors; provided that the foregoing obligations shall not apply to any such information which (a) is or becomes publicly known or available other than through disclosure by the Sellers, (b) is rightfully received by the Sellers from a third party who is not subject to an obligation of confidentiality, (c) is independently developed by the Sellers without use of or access to such confidential informations or (d) Buyer or GIG has consented to be disclosed. Each of the Sellers further agrees that for a period of two (2) years from and after the Closing Date neither it nor its representatives will use such confidential information for the purpose of competing with Buyer, GIG or the Subsidiaries or otherwise to harm interests of the Buyer, GIG or the Subsidiaries.

         Section 9.8. Further Assurances

         Following the Closing, the Sellers and Buyer shall, and shall cause each of their Affiliates to, from time to time, execute and deliver such additional instruments, documents, conveyances or assurances and take such other actions as shall be necessary, or otherwise reasonably requested by the other party, to confirm and assure the rights and obligations provided for in this Agreement and render effective the consummation of the Transaction.

                                   ARTICLE 10
                       CONDITIONS PRECEDENT OF THE SELLERS

         The obligation of the Sellers to consummate the Transaction is subject to the fulfillment of each of the following conditions prior to or at the
Closing:

         Section 10.1. Representations and Warranties

         The representations and warranties of Buyer contained in Article 8 shall be true in all material respects at and as of the Closing Date, with the same force and effect as though made at and as of the Closing Date, except for changes expressly contemplated by this Agreement, and except to the extent that any representation or warranty is made as of a specified date, in which case such representation or warranty shall be true in all material respects as of such date.

         Section 10.2. Agreements

         Buyer shall have performed and complied in all material respects with all its undertakings and agreements required by this Agreement to be performed or complied with by the Buyer prior to or at the Closing.

         Section 10.3. Buyer Certificate

         Sellers shall have been furnished with a certificate of an authorized officer of Buyer, dated the Closing Date, certifying to the effect that the conditions contained in Sections 10.1 and 10.2 have been fulfilled.

         Section 10.4. Compliance with Law

         No law, and no order or injunction of any Governmental Body, shall be in effect which prohibits the consummation of the Transaction.

         Section 10.5. Consents

         All material governmental authorizations, consents, approvals, exemptions, or other actions required to consummate the Transaction, if any, shall have been obtained and shall be in full force and effect.

         Section 10.6. Miscellaneous

         The Assignment by GIG to (a) Sprogis of Warrants to purchase 42,609 shares of ISW Stock and (b) MultiGames of Warrants to purchase 115,043 shares of ISW Stock.

                                   ARTICLE 11
                          CONDITIONS PRECEDENT OF BUYER

         The obligation of Buyer to consummate the Transaction is subject to the fulfillment of each of the following conditions prior to or at the Closing:

         Section 11.1. Representations and Warranties

         The representations and warranties of GIG contained in Article 4, and the Sellers contained in Articles 5, 6 and 7 shall be true in all material respects at and as of the Closing Date, with the same force and effect as though made at and as of the Closing Date, except for changes expressly contemplated by this Agreement, and except to the extent that any representation or warranty is made as of a specified date, in which case such representation or warranty shall be true in all material respects as of such date. Except as set forth in this Agreement, neither party is making any representations or warranties to any other party, and all other conditions, warranties, representations or terms which might otherwise be implied into this Agreement, whether by law, statute or otherwise, are hereby expressly excluded.

         Section 11.2. Agreements

         Each of the Sellers and GIG shall have performed and complied in all material respects with its material undertakings and agreements required by this Agreement to be performed or complied with by the Sellers prior to or at the Closing, including without limitation those set forth in Article 9.

         Section 11.3. Sellers' Certificates

         Buyer shall have been furnished with a certificate of an authorized officer of GIG and of each of the Sellers dated the Closing Date, certifying to the effect that the conditions contained in Sections 11.1 and 11.2 have been fulfilled.

         Section 11.4. Compliance with Law

         No law, and no order or injunction of any Governmental Body, shall be in effect which prohibits the consummation of the Transaction.

         Section 11.5. Consents

         All material governmental authorizations, consents, approvals, exemptions, or other actions required to consummate the Transaction, if any, shall have been obtained and shall be in full force and effect.

         Section 11.6. PiV Agreement and KirchSport Agreement

         The PiV Agreement and the KirchSport Agreement shall close simultaneously with the Closing, it being understood that the Transaction contemplated by this Agreement and the purchase of all of the PiV Shares (which together with the Shares being purchased from the Sellers, represent 100% of the issued share capital of GIG) shall occur simultaneously.

         Section 11.7. Miscellaneous

         With the exception of the FIFA television clip license dated 8 December, 2000, all agreements and obligations between GIG and The KirchGroup or any of its Affiliates shall be terminated without any liability to GIG except as set forth in the KirchSport Agreement and PiV Agreement. All agreements between GIG or any of the Subsidiaries, and each of the Sellers shall terminate without any liability to GIG. Warrants to purchase that number of shares of ISW Stock remaining after assignment of warrants to Sprogis and MultiGames and as herein provided and to Cees Zwaard pursuant to the Zwaard Agreement, shall continue to be held by GIG; the Escrow Agreement shall be terminated and the funds remaining in the Escrow Account shall be transferred to accounts designated by ISW. The intellectual property in the IP Escrow Account shall be returned to ISW and the Fort Knox Escrow Agreement shall be terminated. GIG's sublease of space from PiV on the 31st and 32nd floor of Centre Point Tower shall have been terminated with no further obligations on the part of GIG other than the obligations set forth in the KirchSport Agreement. The Nuttall Agreement and the Zwaard Agreement shall become effective in accordance with their terms.

                                   ARTICLE 12
                           SURVIVAL OF REPRESENTATIONS
                                 AND WARRANTIES

         Section 12.1. Survival of Representations and Warranties

         All representations and warranties of the Sellers and Buyer included in this Agreement shall survive until December 31, 2002, and shall thereafter expire except with respect to breaches and violations, if any, as to which Buyer or either Seller, as the case may be, has given notice to the other, which notice shall specify in reasonable detail the alleged breach.

                                   ARTICLE 13
                                 INDEMNIFICATION

         Section 13.1. Indemnification of Buyer

         Subject to the terms and conditions of Articles 12 and 13, (a) each of the Sellers agrees to indemnify and hold harmless the Buyer and its successors, assigns, and Affiliates, against and in respect of any and all claims, demands, losses, damages, costs and reasonable expenses, including, without limitation, reasonable legal fees and expenses ("Damages"), resulting or arising from (i) any failure by such Seller to perform or otherwise fulfill or comply with any provision of this Agreement or Related Agreement to which it is a party, and
(ii) any breach or violation of any representation or warranty of such Seller hereunder, and (b) Sprogis agrees to indemnify and hold harmless the Buyer and its successors, assigns and Affiliates, against and in respect of any Damages resulting from any breach or violation of any representation or warranty, covenant or agreement of GIG hereunder; provided however that such obligation of the Sellers to indemnify and hold harmless the Buyer and its successors, assigns and Affiliates shall be several, with respect to matters referred to in Section
13.1 (a), with each Seller only being responsible for any failures and breaches by such Seller and, with respect to the matters referred to in Section 13.1 (b) Sprogis shall be responsible for the portion of any Damages relating to breaches referred to in Section 13.1 (b) as the shares of Common Stock being sold by Sprogis bear to the total number of shares of Common Stock being sold pursuant to this Agreement.

         Section 13.2. Indemnification of the Sellers

         Subject to the terms and conditions of this Article 13, Buyer agrees to indemnify and hold harmless each of the Sellers and their respective successors and permitted assigns and their respective Affiliates against and in respect of any and all Damages resulting or arising from any of the following: (a) any failure by Buyer to perform or otherwise fulfill or comply with any provision of this Agreement and (b) any breach or violation of any representation, warranty, covenant or agreement of Buyer hereunder.

         Section 13.3. Claims

         Any claim for indemnity under Section 13.1 or 13.2 shall be made by written notice from the party seeking to be indemnified (the "Indemnitee") to the party from which indemnification is sought (the "Indemnifying Party") specifying in reasonable detail the basis of the claim. When an Indemnitee seeking indemnification under Section 13.1 or 13.2 receives notice of any claims made by third parties ("Third Party Claims") which is to be the basis for a claim for indemnification hereunder, the Indemnitee shall give written notice promptly after receipt of notice of such Third Party Claim to the Indemnifying Party reasonably indicating the nature of such claims and the basis thereof. Upon notice from the Indemnitee, the Indemnifying Party may, but shall not be required to, assume the defense of any such Third Party Claim, including its compromise or settlement, and the Indemnifying Party shall pay all reasonable costs and expenses thereof and shall be fully responsible for the outcome thereof, provided, however, that the Indemnifying Party shall not settle any such claim without the Indemnitee's prior written consent (which consent shall not be unreasonably withheld) unless the only remedy for such claim is monetary damages which are paid in full by the Indemnifying Party and unless such settlement includes as an unconditional term thereof the giving by the claimant or the plaintiff to Indemnitee, a release from all liability in respect to such claim. In connection with any claim involving any remedy other than such monetary damages, the Indemnitee shall have the right to be kept informed and be consulted in connection with the resolution of such claim. The Indemnifying Party shall give notice to the Indemnitee as to its intention to assume the defense of any such Third Party Claim within ten (10) days after the date of receipt of the Indemnitee's notice in respect of such Third Party Claim. The Indemnitee shall cooperate fully in the defense of the Third Party Claim as and to the extent reasonably requested by the Indemnifying Party (such cooperation shall include the retention and, upon the request of the Indemnifying Party, the provision to such party of records and information which are reasonably relevant to such claim or demand and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder). If an Indemnifying Party does not, within ten (10) days after the Indemnitee's notice is given, give notice to the Indemnitee of its assumption of the defense of the Third Party Claim, the Indemnifying Party shall not have the right to control the defense thereof unless it thereafter elects to assume the defense thereof by notice to the Indemnitee. If the Indemnitee assumes the defense of any Third Party Claim because of the failure of the Indemnifying Party to do so in accordance with this Section 13.3, the Indemnifying Party shall pay all reasonable costs and expenses of such defense and shall be fully responsible for the outcome thereof. The Indemnifying Party shall have no liability with respect to any compromise or settlement thereof effected without its prior written consent, which consent shall not be unreasonably withheld.

         Section 13.4. Limitation of Liability

         Any claims by Buyer or any Seller for breach of any representation or warranty made hereunder and any claim by Buyer against the Sellers for breach of a representation, warranty, covenant or agreement made by GIG hereunder, shall be subject to the following:

         With respect to Sections 13.1(b) and 13.2(b), the provisions for indemnity shall be effective only to the extent that the aggregate amount of all such claims for which Buyer or Sellers, as the case may be, are liable hereunder exceeds $200,000, in which case Buyer or Sellers, as the case may be, shall be liable to the other hereunder for all such amounts in excess thereof up to the maximum hereinafter provided. In no event shall Buyer be liable to (a) Sprogis in an amount in excess of the aggregate value of the Warrants to be assigned to Sprogis and (b) MultiGames in an amount in excess of the value of the Warrants to be assigned to MultiGames plus the value of the Preferred Stock delivered to MultiGames; and in no event shall Sellers be liable to Buyer for (i) in the case of Sprogis, the value of the Warrants to be assigned to him by GIG; (ii) in the case of MultiGames, the value of the Warrants to be assigned to it by GIG plus the value of the Preferred Stock to be delivered to it pursuant hereto. Notwithstanding the foregoing, the $200,000 threshold shall not be applicable and there shall be no limitation on liability (i) with respect to Sprogis for any breach of the representations and warranties contained in Sections 6.1, 6.2,
6.5 and 6.6 and Article 7; and (ii) with respect to MultiGames for any breach of the representations and warranties contained in Sections 5.1, 5.2, 5.3, 5.6 and
5.7 and Article 7. For purposes hereof, after the amount of a claim has been determined, (a) if Sprogis is responsible for the claim, he shall forthwith return to ISW that number of Warrants equal to the value of such claim; (b) if MultiGames is responsible for the claim, MultiGames shall first forthwith return Warrants equal to the value of the claim and if the full amount of the claim has not thereby been satisfied, MultiGames shall then forthwith return Preferred Stock equal to the balance of the claim. The value and/or number of the Warrants and/or Preferred Stock to be returned to ISW shall be determined by an investment banking firm mutually agreed by the parties. If the parties fail to agree on the selection of an investment banking firm within two Business Days, such firm shall be selected by the American Arbitration Association in New York upon the application of any party hereto. The decision of the investment banking firm shall be final and binding on the parties hereto. For the avoidance of doubt (except in relation to a breach of Sections 6.1, 6.2, 6.5 and 6.6) the sole remedy of the Buyer from Sprogis shall be the return of the applicable number of Warrants assigned to him, and in respect of MultiGames (except in relation to a breach of Sections 5.1, 5.2, 5.3, 5.6 and 5.7) the sole remedy of the Buyer from MultiGames shall be the return of the applicable number of Warrants assigned to it and the return of the Preferred Stock issued to it.

                                   ARTICLE 14
                                   TERMINATION

         Section 14.1. Grounds for Termination

         This Agreement may be terminated at any time prior to the Closing by written agreement of Buyer and Sellers.

         Section 14.2. Effect of Termination

         Termination of this Agreement pursuant to this Article 14 shall terminate all obligations of the parties hereto; provided, however, that the provisions of this Article 14 and the provisions set forth in Sections 15.1, 15.2, 15.3, 15.9 and 15.14 shall survive any such termination.

                                   ARTICLE 15
                                  MISCELLANEOUS

         Section 15.1. GOVERNING LAW

         THE CONSTRUCTION, VALIDITY AND INTERPRETATION OF THIS AGREEMENT SHALL BE GOVERNED BY THE LAWS OF THE STATE OF NEW YORK, WITHOUT GIVING EFFECT TO ANY PRINCIPLES OF CONFLICTS OF LAW THEREOF.

         Section 15.2. Notices

         All notices, requests, permissions, waivers, and other communications hereunder shall be in writing and shall be deemed to have been duly given when received only if delivered personally, by facsimile transmission, by first class mail, postage prepaid (registered or certified mail, return receipt requested), properly addressed and postage prepaid or by Federal Express or other overnight mail service:

                  If to ISW Acquisition Co., LLC, to:

                           c/o Interactive Systems Worldwide Inc.
                           2 Andrews Drive, 2nd Floor
                           West Paterson, NJ 07424
                           Telephone:    973-256-8181
                           Telecopier:   973-256-8211
                           Attention:    Barry Mindes

                  with a copy to:

                           Friedman Kaplan Seiler & Adelman LLP
                           1633 Broadway
                           New York, NY  10019
                           Attention:    Richard M. Hoffman, Esq.
                           Telephone:    212-833-1100
                           Telecopier:   212-833-1250

                  If to Peter G. Sprogis, to:

                           Peter G. Sprogis
                           25 Sailmakers Court
                           William Morris Way
                           London
                           SW6 2UX
                           Telephone:     +44 7770747076
                           Telecopier:    +44 2077223275

                  with a copy to:

                           Gibson, Dunn & Crutcher LLP
                           200 Park Avenue
                           New York, NY 10166-0193
                           Attention:    Stephan Haimo, Esq.
                           Telephone:    212-351-3810
                           Telecopier:   212-351-4035

                  If to MultiGames, to:

                           MultiSport Games Development Inc.
                           721 Fifth Avenue - # 49J
                           New York, NY 10022
                           Attention:  Chuck Blazer
                           Telephone:  212-486-0151
                           Telecopier: 646-349-1472

                  with a copy to:

                           Willkie Farr & Gallagher, LLP
                           787 Seventh Avenue
                           New York, NY 10019
                           Attention:   Chris Manno, Esq.
                           Telephone:   212-728-8000
                           Telecopier:  212-728-8111

         Such names and addresses may be changed by such notice.

         Section 15.3. Entire Agreement

         This Agreement, the Related Agreements and the Nondisclosure Agreement contain the entire understanding of the parties hereto with respect to the subject matter contained herein and therein, and supersedes and cancel all prior agreements, negotiations, correspondences, undertakings and communications of the parties, oral or written, regarding such subject matter.

         Section 15.4. Amendments

         This Agreement may be amended only by a written instrument executed by the parties or their respective successors or permitted assigns.

         Section 15.5. Headings; References

         The article, section and paragraph headings and table of contents contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. All references herein to "Articles", "Sections", or "Schedules" shall be deemed to be references to Articles or Sections hereof and Schedules hereto unless otherwise indicated.

         Section 15.6. Counterparts

         This Agreement may be executed in one or more counterparts and each counterpart shall be deemed to be an original.

         Section 15.7. Parties in Interest; Assignment

         This Agreement shall inure to the benefit of and be binding upon the parties and their respective successors and permitted assigns. Nothing in this Agreement, express or implied, is intended to confer upon any Person not a party to this Agreement (other than ISW) any rights or remedies under or by reason of this Agreement, except as otherwise provided in Article 13 with respect to Indemnities. No party to this Agreement may assign or delegate all or any portion of its rights, obligations or liabilities under this Agreement without the prior written consent of the other parties to this Agreement. Any assignment in violation of this Section 15.7 shall be null and void, without any force or effect.

         Section 15.8. Severability; Enforcement

         Whenever possible, each provision of this Agreement will be interpreted in such a manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable under any applicable law or rule in any jurisdiction, such provision will be ineffective only to the extent of such invalidity, illegality or unenforceability in such jurisdiction, without invalidating the remainder of this Agreement in such jurisdiction or any provision hereof in any other jurisdiction.

         Section 15.9. Jurisdiction; Venue; Waiver of Jury Trial

         Each party hereby irrevocably and unconditionally submit to the exclusive jurisdiction of the state and federal courts located in the Borough of Manhattan, The City of New York, for any actions, suits, or proceedings arising out of or relating to this Agreement and the transactions contemplated hereby (and Buyer and the Sellers agree not to commence any action, suit or proceeding relating thereto except in such courts), and further agree that service of any process, summons, notice or document by U.S. registered mail to its address set forth above shall be effective service of process of any action, suit or proceeding brought against it in any such court. Buyer and the Sellers hereby irrevocably and unconditionally waive any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement or the Transaction in such state or federal courts as aforesaid and hereby further irrevocably and unconditionally waive and agree not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum. BUYER AND THE SELLERS HEREBY WAIVE THEIR RESPECTIVE RIGHTS TO A JURY TRIAL.

         Section 15.10. Waiver

         Any of the conditions to Closing set forth in this Agreement may be waived in writing at any time prior to or at the Closing hereunder by the party entitled to the benefit thereof. The failure of any party hereto to enforce at any time any of the provisions of this Agreement shall in no way be construed to be a waiver of any such provision, nor in any way to affect the validity of this Agreement or any part hereof or the right of such party thereafter to enforce each and every such provisions. No waiver of any breach of or noncompliance with this Agreement shall be held to be a waiver of any other or subsequent breach or noncompliance.

         Section 15.11. Disclosure Schedules

         The information contained in the Schedules hereto shall not be deemed to constitute an admission by the Sellers or Buyer or otherwise imply that any such information is material for purposes of this Agreement or otherwise. The Sellers and Buyer shall have the right at any time prior to the Closing to supplement or amend in writing the Schedules hereto with respect to any matter required to be set forth or described in such Schedules; provided, however, that such supplement or amendment shall not be deemed to cure a breach of a representation or warranty or satisfy a condition unless waived by the party for whose benefit the representation or warranty is made. For purposes of the rights and obligations of the parties hereunder, upon the occurrence of the Closing, any such supplemental or amended disclosure shall not be deemed to have been disclosed as of the date of this Agreement for purposes of indemnification hereunder.

         Section 15.12. Specific Performance.

         Each of the parties acknowledges and agrees that the Shares are unique and that, prior to Closing, remedies at law, including monetary damages, will be inadequate in the event of a breach by either Seller in the performance of its obligations under this Agreement. Accordingly, the parties agree that in the event of any such breach, the non-breaching party shall be entitled to a decree of specific performance pursuant to which the breaching party is ordered to affirmatively carry out its pre-Closing obligations under this Agreement. The foregoing shall not be deemed to be or construed as a waiver or election of remedies by any non-breaching party and each non-breaching party expressly reserves any and all rights and remedies available to it at law or in equity in the event of any breach or default by the breaching party under this Agreement.

         Section 15.13. Further Assurances

         Following the Closing, the Sellers and Buyer shall, and shall cause each of their Affiliates to, from time to time, execute and deliver such additional instruments, documents, conveyances or assurances and take such other actions as shall be necessary, or otherwise reasonably requested by the other party, to confirm and assure the rights and obligations provided for in this Agreement and render effective the consummation of the Transaction.

         Section 15.14. Expenses

         All costs and expenses incurred in connection with this Agreement (including fees and disbursements of financial advisors, accountants and attorneys and any brokers or finders), shall be paid (a) by each Seller, if such costs or expenses are incurred by or on behalf of the Seller, (b) by Buyer, if such costs or expenses are incurred by or on behalf of Buyer, and (c) by Buyer with respect to all Transfer Taxes except that Sprogis shall pay one-half of the Transfer Taxes in respect of the shares of Common Stock being sold by Sprogis pursuant hereto.

         Section 15.15. Termination

         In the event that the Closing has not occurred by August 15, 2002, this Agreement may be terminated by any party hereto upon written notice to the other parties and no party hereto shall have any liability to the other except in respect of any prior breach of this Agreement.

         IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the date first above written.

                                 ISW ACQUISITION CO., LLC



                                 By:      /s/ Barry Mindes
                                       --------------------------------------
                                 Name:   Barry Mindes
                                 Title:  Chairman of the Board of Directors and
                                         Chief Executive Officer


                                 GLOBAL INTERACTIVE GAMING LTD.



                                 By:      /s/ Peter G. Sprogis
                                       --------------------------------------
                                 Name:   Peter G. Sprogis
                                 Title:  Director


                                 MULTISPORT GAMES DEVELOPMENT, INC.



                                 By:      /s/ Chuck Blazer
                                       --------------------------------------
                                 Name:   Chuck Blazer
                                 Title:  President


                                 INTERACTIVE SYSTEMS WORLDWIDE INC.
                                   (only with respect to Sections 3.2(ii) and (iv); 3.5(b) (c) and (d); and 8.8)



                                 By:      /s/ Barry Mindes
                                       --------------------------------------
                                 Name:   Barry Mindes
                                 Title:  Chairman of the Board of Directors and
                                         Chief Executive Officer



                                    /s/ Peter G. Sprogis
                                 --------------------------------------------
                                 Name:    Peter G. Sprogis

                                TABLE OF CONTENTS

                                                                                                                 Page
                                                                                                                 ----

ARTICLE 1 DEFINITIONS...........................................................................................   1
         Section 1.1.      Definitions..........................................................................   1
         Section 1.2.      Other Definitional Provisions........................................................   5

ARTICLE 2 PURCHASE AND SALE.....................................................................................   5
         Section 2.1.      Purchase and Sale....................................................................   5
         Section 2.2.      Purchase Price.......................................................................   6

ARTICLE 3 CLOSING ..............................................................................................   6
         Section 3.1.      Closing..............................................................................   6
         Section 3.2.      Delivery and Payment.................................................................   6
         Section 3.3.      Other Deliveries by Sellers..........................................................   6
         Section 3.4.      Other Deliveries by Buyer............................................................   7
         Section 3.5.      Other Deliveries.....................................................................   8

ARTICLE 4 REPRESENTATIONS AND WARRANTIES OF GIG.................................................................   8
         Section 4.1.      Organization; Authority..............................................................   8
         Section 4.2.      Authorization; No Breach.............................................................   9
         Section 4.3.      Organization of Subsidiaries.........................................................   9
         Section 4.4.      Capitalization.......................................................................   9
         Section 4.5.      Share Ownership......................................................................  10
         Section 4.6.      Governmental Consents................................................................  10
         Section 4.7.      Third Party Consents and Approvals...................................................  11
         Section 4.8.      Financial Matters; Accounts..........................................................  11
         Section 4.9.      Absence of Certain Changes...........................................................  12
         Section 4.10.     Real Property; Environmental Matters.................................................  12
         Section 4.11.     Compliance with Law..................................................................  13
         Section 4.12.     Tax Matters..........................................................................  13
         Section 4.13.     Litigation...........................................................................  14
         Section 4.14.     Contracts............................................................................  14
         Section 4.15.     Employees and Employee Benefits......................................................  14
         Section 4.16.     Insurance............................................................................  17
         Section 4.17.     Undisclosed Liabilities..............................................................  17
         Section 4.18.     Books and Records....................................................................  17
         Section 4.19.     Customers and Suppliers..............................................................  17
         Section 4.20.     Related Party Transactions...........................................................  18
         Section 4.21.     Brokers and Intermediaries...........................................................  18
         Section 4.22.     Information Disclosed to Buyer Correct...............................................  18
         Section 4.23.     Intellectual Property................................................................  18

ARTICLE 5 REPRESENTATIONS AND WARRANTIES OF MULTIGAMES..........................................................  19
         Section 5.1.      Organization of MultiGames; Authority................................................  20

         Section 5.2.      Authorization; No Breach.............................................................  20
         Section 5.3.      Share Ownership......................................................................  20
         Section 5.4.      Governmental Consents................................................................  20
         Section 5.5.      Third Party Consents and Approvals...................................................  20
         Section 5.6.      Litigation...........................................................................  21
         Section 5.7.      Brokers and Intermediaries...........................................................  21

ARTICLE 6 REPRESENTATIONS AND WARRANTIES OF SPROGIS.............................................................  21
         Section 6.1.      Authorization; No Breach.............................................................  21
         Section 6.2.      Share Ownership......................................................................  21
         Section 6.3.      Governmental Consents................................................................  21
         Section 6.4.      Third Party Consents and Approvals...................................................  22
         Section 6.5.      Litigation...........................................................................  22
         Section 6.6.      Brokers and Intermediaries...........................................................  22
         Section 6.7.      Knowledge............................................................................  22

ARTICLE 7 INVESTMENT REPRESENTATIONS OF SELLERS.................................................................  22
         Section 7.1.      Investment Representations; Restriction on Transfer..................................  22
         Section 7.2.      Disclosure of Information............................................................  23
         Section 7.3.      Investment Experience................................................................  23
         Section 7.4.      Restricted Securities................................................................  23
         Section 7.5.      Further Limitations on Disposition...................................................  23
         Section 7.6.      Knowledge of Risks...................................................................  23
         Section 7.7.      Disclaimer...........................................................................  24

ARTICLE 8 REPRESENTATIONS AND WARRANTIES OF BUYER...............................................................  24
         Section 8.1.      Organization of Buyer; Authority.....................................................  24
         Section 8.2.      Authorization; No Breach.............................................................  24
         Section 8.3.      Governmental Consents................................................................  24
         Section 8.4.      Third Party Consents and Approvals...................................................  25
         Section 8.5.      Litigation...........................................................................  25
         Section 8.6.      Acquisition of Shares................................................................  25
         Section 8.7.      Brokers and Intermediaries...........................................................  25
         Section 8.8.      Securities Filings...................................................................  25

ARTICLE 9 CERTAIN PRE-CLOSING COVENANTS AND AGREEMENTS OF THE PARTIES...........................................  25
         Section 9.1.      Access and Information...............................................................  25
         Section 9.2.      Conduct of the Business..............................................................  26
         Section 9.3.      Insurance............................................................................  27
         Section 9.4.      Announcements........................................................................  27
         Section 9.5.      Further Actions......................................................................  27
         Section 9.6.      Expenses.............................................................................  28
         Section 9.7.      Confidentiality......................................................................  28
         Section 9.8.      Further Assurances...................................................................  28

ARTICLE 10 CONDITIONS PRECEDENT OF THE SELLERS..................................................................  29
         Section 10.1.     Representations and Warranties.......................................................  29
         Section 10.2.     Agreements...........................................................................  29
         Section 10.3.     Buyer Certificate....................................................................  29
         Section 10.4.     Compliance with Law..................................................................  29
         Section 10.5.     Consents.............................................................................  29
         Section 10.6.     Miscellaneous........................................................................  29

ARTICLE 11 CONDITIONS PRECEDENT OF BUYER........................................................................  30
         Section 11.1.     Representations and Warranties.......................................................  30
         Section 11.2.     Agreements...........................................................................  30
         Section 11.3.     Sellers' Certificates................................................................  30
         Section 11.4.     Compliance with Law..................................................................  30
         Section 11.5.     Consents.............................................................................  30
         Section 11.6.     PiV Agreement and KirchSport Agreement...............................................  30
         Section 11.7.     Miscellaneous........................................................................  31

ARTICLE 12 SURVIVAL OF REPRESENTATIONS AND WARRANTIES...........................................................  31
         Section 12.1.     Survival of Representations and Warranties...........................................  31

ARTICLE 13 INDEMNIFICATION......................................................................................  31
         Section 13.1.     Indemnification of Buyer.............................................................  31
         Section 13.2.     Indemnification of the Sellers.......................................................  32
         Section 13.3.     Claims...............................................................................  32
         Section 13.4.     Limitation of Liability..............................................................  33

ARTICLE 14 TERMINATION..........................................................................................  34
         Section 14.1.     Grounds for Termination..............................................................  34
         Section 14.2.     Effect of Termination................................................................  34

ARTICLE 15 MISCELLANEOUS........................................................................................  34
         Section 15.1.     GOVERNING LAW........................................................................  34
         Section 15.2.     Notices..............................................................................  34
         Section 15.3.     Entire Agreement.....................................................................  35
         Section 15.4.     Amendments...........................................................................  36
         Section 15.5.     Headings; References.................................................................  36
         Section 15.6.     Counterparts.........................................................................  36
         Section 15.7.     Parties in Interest; Assignment......................................................  36
         Section 15.8.     Severability; Enforcement............................................................  36
         Section 15.9.     Jurisdiction; Venue; Waiver of Jury Trial............................................  36
         Section 15.10.    Waiver...............................................................................  37
         Section 15.11.    Disclosure Schedules.................................................................  37
         Section 15.12.    Specific Performance.................................................................  37
         Section 15.13.    Further Assurances...................................................................  37
         Section 15.14.    Expenses.............................................................................  38
         Section 15.15.    Termination..........................................................................  38

                                    EXHIBITS


Exhibit A                          Series A Preferred Stock - Designation of
                                   Preferences

Exhibit B                          Release of Escrow Agreement

Exhibit C                          Release of Fort Knox Escrow Agreement

Exhibit D                          List of Due Diligence Material provided to
                                   Buyer and/or ISW

Exhibit E                          The Nuttall Agreement

Exhibit F                          The Zwaard Agreement